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                     July 24, 2020

       Corey Lambrecht
       Chief Financial Officer
       SinglePoint Inc.
       2999 North 44th Street, Suite 530
       Phoenix, AZ 85018

                                                        Re: SinglePoint Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 31,
2020
                                                            File No. 0-53425

       Dear Mr. Lambrecht:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services